                                  EXHIBIT "K"
                                  -----------


    THE SECURITIES TO BE ISSUED AND SOLD PURSUANT TO THIS INVESTMENT AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT, THE RULES AND REGULATIONS PROMULGATED THEREUNDER, ANY SUCH STATE SECURITIES LAWS OR THE PROVISIONS OF THIS AGREEMENT.

                             INVESTMENT AGREEMENT

    INVESTMENT AGREEMENT (the "Agreement") dated as of September 8, 1997, by and between JOHN WOOD GROUP PLC, a company incorporated in the United Kingdom and registered in Scotland ("Investor") and ERC INDUSTRIES, INC., a Delaware corporation ("ERC").

    WHEREAS, ERC needs an infusion of cash in order to pursue its business interests; and

    WHEREAS, Investor is willing to purchase shares of common stock, par value $0.01 per share of ERC (the "ERC Common Stock") on the terms and conditions described in this Agreement; and

    WHEREAS, ERC desires to sell to Investor and Investor desires to purchase from ERC, shares of ERC Common Stock subject to the terms and conditions herein;

    NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the premises and the mutual covenants and conditions herein contained, the parties agree as follows:

                                   ARTICLE 1

                   SALE AND PURCHASE OF THE SHARES; CLOSING
                   -----------------------------------------

1.1   SALE OF SHARES.

      At the Closing (as defined in Section 1.3 hereof), and subject to the terms and conditions hereof, ERC will issue and sell to Investor and Investor will purchase from ERC 6,250,000 shares of ERC Common Stock (the "ERC Shares").

1.2   DELIVERIES AT CLOSING.

      (a) At the Closing, ERC shall deliver to Investor a certificate duly issued in the name of Investor representing the ERC Shares purchased by Investor and the documents contemplated by Section
           2.1 below.

      (b) At the Closing, Investor shall pay to ERC $10,000,000.00 (the "ERC Stock Purchase Price"), by wire transfer of immediately available funds, to such account as ERC may specify in writing prior to the Closing Date.

      (c) At the Closing, ERC shall execute and deliver the Registration Rights Agreement in the form attached to this Agreement as Exhibit A.

1.3   THE CLOSING.

      (a) The closing of the purchase and sale of the ERC Shares hereunder (the "Closing"), shall be held at the offices of Haynes and Boone, L.L.P., 1000 Louisiana, Suite 4300, Houston, Texas 77002-5012. The Closing shall occur on the day and at the time (the "Closing Date") at which ERC notifies Investor that all conditions to ERC's purchase of the ERC Shares shall have been satisfied.

                                   ARTICLE 2

                             CONDITIONS TO CLOSING
                             ---------------------

2.1 CONDITIONS TO CLOSING OF INVESTOR. The obligation of Investor to purchase the ERC Shares on the Closing Date hereunder is subject to the satisfaction of the following conditions:

      (a) The representations and warranties of ERC contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of such date (except for those made as of a specified date, which shall be true and correct as of such date) and ERC shall have performed in all material respects its obligations hereunder required to be performed on or before the Closing Date and Investor shall have received from ERC an Officers' Certificate signed by its Chief Executive Officer and its Chief Financial Officer to the effect of the foregoing;

      (b) There shall not have occurred (i) any general suspension of trading in securities on NASDAQ; or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

      (c) There shall not be any temporary or permanent order, injunction or decree entered or enforced, by or before any United States or U.K. Government Entity, or any statute, rule or regulation enacted or promulgated, that would prohibit the transactions contemplated hereunder;

      (d) Since the date of this Agreement, neither ERC and its Subsidiaries, taken as a whole, nor ERC shall have undergone or suffered any long-term material adverse change in its business, financial condition or results of operations;

      (e) ERC shall have obtained all consents and approvals which are legally required to be obtained prior to consummation of the purchase of the ERC Shares hereunder, which if not obtained would have a material adverse effect on ERC and its Subsidiaries, taken as a whole;

      (f) The Board of Directors of Investor shall have approved this Agreement and the transactions contemplated hereunder and thereunder on or before September 8, 1997;

      (g) Rauscher Pierce Refsnes, Inc. shall have issued and delivered a fairness opinion to ERC and its Special Committee of the Board of Directors in a form which is reasonably acceptable to the Investor and which opines that the purchase price of the ERC Shares being purchased pursuant to this Agreement is reasonable and fair to both ERC and its stockholders from a financial point of view and such opinion shall not have been withdrawn, revoked or modified in any material respect; and

      (h) ERC shall have delivered a certified copy of the resolutions of its Special Committee of the Board of Directors and its full Board of Directors authorizing and approving (1) this Agreement and the Registration Rights Agreement, (2) the transaction contemplated by this Agreement and the Registration Rights Agreement, (3) such further actions as such officers deem necessary or appropriate in order to consummate the transaction contemplated by this Agreement and the Registration Rights Agreement, and further directing ERC's proper officers to execute and deliver this Agreement and the Registration Rights Agreement and such other agreements, certificates and papers as may be necessary or appropriate to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement.

      The foregoing conditions are for the sole benefit of Investor and may be asserted by Investor in its sole discretion or may be waived by Investor in whole or in part at any time in the sole discretion of Investor.

2.2 CONDITIONS TO CLOSING OF ERC. The obligation of ERC to sell the ERC Shares on the Closing Date hereunder is subject to the satisfaction of the following conditions:

      (a) The representations and warranties of Investor contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of such date (except for those made as of a specified date, which shall be true and correct as of such date) and Investor shall have performed in all material respects its obligations hereunder required to be performed on or before the Closing Date and ERC shall have received from Investor an Officers' Certificate signed by one of its representative directors to the effect of the foregoing;

      (b) There shall not have occurred (i) any general suspension of trading in securities on NASDAQ; or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

      (c) There shall not be any temporary or permanent order, injunction or decree entered or enforced, by or before any United States or U.K. Government Entity, or any statute, rule or regulation enacted or promulgated, that would prohibit the transactions contemplated hereunder;

      (d) Each of ERC and Investor shall have obtained all consents and approvals which are legally required to be obtained prior to the sale of the ERC Shares hereunder, which if not obtained would have a material adverse effect on ERC and its Subsidiaries, taken as a whole;

      (e) The Board of Directors of Investor shall have approved this Agreement and the transactions contemplated hereunder and thereunder on or before September 8, 1997;

      (f) Rauscher Pierce Refsnes, Inc. shall have issued and delivered a fairness opinion to ERC and its Special Committee of the Board of Directors in a form which is reasonably acceptable to the Investor and which opines that the purchase price of the ERC Shares being purchased pursuant to this Agreement is reasonable and fair to both ERC and its stockholders from a financial point of view and such opinion shall not have been withdrawn, revoked or modified in any material respect; and

      (g) Investor shall have delivered a certified copy of the resolutions of its Board of Directors authorizing and approving (1) this Agreement and the Registration Rights Agreement, (2) the transaction contemplated by this Agreement and the Registration Rights Agreement,
           (3) such further actions as its officers deem necessary or appropriate in order to consummate the transaction contemplated by this Agreement and the Registration Rights Agreement, and further directing Investor's proper officers to execute and deliver this Agreement and the Registration Rights Agreement and such other agreements, certificates and papers as may be necessary or appropriate to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement.

      The foregoing conditions are for the sole benefit of ERC and may be asserted by ERC in its sole discretion or may be waived by ERC in whole or in part at any time in the sole discretion of ERC.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES AS TO ERC
                   -----------------------------------------

      ERC hereby represents and warrants to Investor as follows:

3.1 ORGANIZATION, ETC., OF ERC. ERC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed by ERC to be conducted, to enter into this Agreement, and to carry out the provisions of this Agreement, and to consummate the transactions contemplated hereby and thereby. ERC is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified has or would be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, results of operations or financial condition of ERC and its Subsidiaries taken as a whole. Except as described in the ERC SEC Reports filed prior to the date hereof or
      Schedule 3.1 of the Disclosure Schedule, ERC is not subject to any order, complaint, proceeding or investigation pending or, to the knowledge of the Responsible Officers of ERC, threatened, which affects or would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any approvals or licenses or impair the renewal thereof, except where the invalidity of any approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, results of operations or financial condition of ERC and its Subsidiaries taken as a whole.

3.2   OPERATIONS OF SUBSIDIARIES.  Each Subsidiary of ERC is:

      (a) a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the business, results of operations or financial condition of ERC and its Subsidiaries taken as a whole,

      (b) duly qualified and in good standing (if applicable) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, results of operations or financial condition of ERC and its Subsidiaries taken as a whole, and

      (c) is subject to no order, complaint, proceeding or investigation pending or, to the knowledge of ERC's Responsible Officers, threatened, which would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any approvals or licenses or impair the renewal thereof, except where the invalidity of any approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, results of operations or financial condition of ERC and its Subsidiaries taken as a whole.

3.3 AUTHORIZATION. This Agreement and all other agreements which are to be executed and delivered by ERC in connection with the transactions contemplated by this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been unanimously approved by the special committee of the Board of Directors of ERC and have been duly authorized by all other necessary corporate action on the part of ERC. This Agreement and all other agreements which are to be executed and delivered in connection with the consummation of the transactions contemplated by this Agreement, upon execution and delivery thereof will be, duly executed and delivered by a duly authorized officer of ERC and this Agreement and such other agreements constitute valid and binding agreements of ERC, enforceable against ERC in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. ERC has delivered to Investor true and correct copies of resolutions adopted by the Special Committee and entire Board of Directors of ERC approving this Agreement.

3.4   CAPITAL STOCK.

      (a) The authorized capital stock of ERC consists of (i) 30,000,000 shares of common stock, par value $0.01 per share, of which 21,248,272 shares are outstanding as of the date hereof, and (ii) 10,000,000 shares of serial preferred stock, par value $1.00 per share, none of which are issued or outstanding as of the date hereof. All outstanding shares of ERC Common Stock are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock of ERC is entitled to preemptive rights.

      (b) There are outstanding on the date hereof no options, warrants or other rights to acquire or other securities convertible into or exchangeable for capital stock of ERC. Except as disclosed in ERC SEC Reports filed prior to the date hereof or Schedule 3.4 of the Disclosure Schedule, all outstanding shares of capital stock of the Subsidiaries of ERC are owned by ERC or a direct or indirect wholly-owned Subsidiary of ERC, free and clear of all Liens (other than Liens described in Schedule 3.4 of the Disclosure Schedule).

      (c) Immediately following the consummation of the transactions to be completed at the Closing, Investor will hold shares representing approximately 88.5% of the issued and outstanding shares of ERC Common Stock and there will be no outstanding options, warrants and other rights to acquire or other securities convertible into or exchangeable for capital stock of ERC.

3.5 LITIGATION. Except as disclosed in the ERC SEC Reports filed prior to the date hereof or in Schedule 3.5 of the Disclosure Schedule and except for any rulemaking proceeding in the ordinary course of business, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Responsible Officers of ERC, threatened against ERC or any of its Subsidiaries, or any property of ERC or any such Subsidiary, in any court or before any arbitrator or before or by any Government Entity, except actions, suits, investigations or proceedings which, in the aggregate, do not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on (i) the business, results of operations or financial condition of ERC and its Subsidiaries taken as a whole, or (ii) as of the date hereof, the ability of ERC to perform its obligations under this Agreement.

3.6 COMPLIANCE WITH OTHER INSTRUMENTS, ETC. Except where the violation of such an agreement or other document would not have a material adverse effect on the business, results of operations or financial condition of ERC and its Subsidiaries taken as a whole, neither ERC nor any Subsidiary of ERC is in violation of any term of:

      (a)  its charter, by-laws or other organizational documents,

      (b) any material agreement or instrument including any such related to Indebtedness,

      (c) any applicable law, ordinance, rule or regulation of any Government Entity, or

      (d) any applicable order, judgment or decree of any court, arbitrator or Government Entity, the consequences of which violation, whether individually or in the aggregate, have or would be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on (i) the business, results of operations or financial condition of ERC and its Subsidiaries taken as a whole, or
           (ii) the ability of ERC to perform its obligations under this Agreement. Except as set forth on Schedule 3.6 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by ERC will not result in any violation of or conflict with, constitute a default under, or require any consent under any term of the charter, bylaws or other organizational document of ERC (or any of its Subsidiaries) or any such agreement, instrument, law, ordinance, rule, regulation, order, judgment or decree or result in the creation of (or impose any obligation on ERC or any of its Subsidiaries to create) any Lien upon any of the properties or assets of ERC or any of its Subsidiaries pursuant to any such term, except where such violation, conflict or default, or the failure to obtain such consent, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on (i) the business, results of operations or financial condition of ERC and its Subsidiaries taken as a whole, or (ii) the ability of ERC to perform its obligations under this Agreement.

3.7 TAXES. ERC and its Subsidiaries have filed all federal, state, county, local and material foreign tax returns required to be filed by them, and have paid all taxes shown to be due thereon, other than taxes appropriate reserves for which have been made in ERC's financial statements to the extent required under generally accepted accounting principles in the United States, except where the failure to file such tax returns or to have paid such taxes would not, singly or in the aggregate have a material adverse effect on the business, results of operations or financial condition of ERC and its Subsidiaries, taken as a whole. There are no assessments or adjustments that have been asserted in writing against ERC or its Subsidiaries for any period for which ERC has not made appropriate reserves in ERC's financial statements to the extent required by generally accepted accounting principles in the United States.

3.8   INFORMATION SUPPLIED.

      (a) ERC has filed all reports and schedules (including without limitation proxy statements) required to be filed with the SEC since December 31, 1995 (collectively, the "ERC SEC

           Reports"). None of the ERC SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the ERC SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the applicable rules and regulations thereunder.

3.9 BROKERS AND FINDERS. Except for the fees and expenses payable to Rauscher Pierce Refsnes, Inc., or except as shown on Schedule 3.9, ERC has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement, or the transactions contemplated hereby.

3.10 IMPROPER AND OTHER PAYMENTS. To the best knowledge of the Responsible Officers of ERC,

      (a) none of ERC, any wholly-owned Subsidiary of ERC or any director, officer, employee, agent or representative of ERC or any such Subsidiary of ERC or any person or entity acting on behalf of any of them, has made, paid or received any bribes, kickbacks or other similar payments to or from any person or entity, whether lawful or unlawful;

      (b) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made; and

      (c) the internal accounting controls of ERC and its Subsidiaries are adequate to detect any of the foregoing, except in each case as would not have a material adverse effect on the business, results of operations or financial condition of ERC and its Subsidiaries, taken as a whole.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF INVESTOR
                  ------------------------------------------

      Investor represents and warrants to ERC and ERC as follows:

4.1 ORGANIZATION, ETC., OF INVESTOR. Investor is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed by Investor to be conducted, to enter into this Agreement and to carry out the provisions of this Agreement and to consummate the transactions contemplated hereby.

4.2 AUTHORIZATION. This Agreement and all other agreements which are to be executed and delivered by Investor in connection with the transactions contemplated by this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been approved by the Board of Directors of Investor and have been duly authorized by all other necessary corporate action on the part of Investor. This Agreement and all other agreements which are to be executed and delivered in connection with the consummation of the transactions contemplated by this Agreement, upon execution and delivery thereof will be, duly executed and delivered by a duly authorized officer of Investor and this Agreement and such other agreements constitute valid and binding agreements of Investor, enforceable against Investor in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. Investor has delivered to ERC true and correct copies of resolutions adopted by the Board of Directors of Investor approving this Agreement.

4.3 COMPLIANCE WITH OTHER INSTRUMENTS, ETC. The execution, delivery and performance of this Agreement by Investor will not result in any violation of or conflict with, constitute a default under, or require any consent under any term of, the charter, by-laws or other organizational documents of Investor or any of its Subsidiaries or any agreement to which Investor is a party or by which it is bound or any applicable law, ordinance, rule, regulation, order, judgment or decree, except where such violation, conflict or default, or the failure to obtain such consent, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the ability of Investor to perform its obligations under this Agreement.

4.4 INVESTMENT. Investor is acquiring the ERC Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. Investor is an "accredited investor" as such term is defined by Regulation D under the Securities Act. Investor understands that (i) the ERC Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") by reason of exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of its investment intent as expressed herein, and (ii) the stock certificate or certificates representing the ERC Shares will contain an appropriate Securities Act restrictive legend.

4.5 BROKERS AND FINDERS. Investor has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby or thereby.

4.6 FINANCING. Investor has sufficient funds to perform its obligations hereunder.

                                   ARTICLE 5

                                  TERMINATION
                                  -----------

5.1 TERMINATION. This Agreement may be terminated at any time on or before the Closing Date:

      (a)   by mutual written consent of ERC and Investor;

      (b)   by Investor, by written notice to ERC, if

        (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of ERC hereunder, and such breach shall not have been remedied before the Closing, or

       (ii) the Special Committee of the Board of Directors of ERC shall withdraw or modify in any manner materially adverse to Investor its approval or recommendation of this Agreement, or resolve by Board resolution to take such action;

      (c) by ERC, by written notice to Investor, if there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of Investor hereunder, and such breach shall not have been remedied before the Closing;

      (d) by Investor if the Board of Directors of Investor shall not have approved this Agreement and the transactions contemplated hereunder on or before the Closing Date; or

      (e) by either ERC or Investor if the Special Committee of the Board of Directors of ERC shall not have received, within five business days prior to the Closing Date, the opinion of Rauscher Pierce Refsnes, Inc. to the effect that the consideration to be received by ERC in exchange for the ERC Shares is fair to ERC and its stockholders from a financial point of view.

5.2 EFFECT OF TERMINATION. In the event of termination of this Agreement in compliance with Section 5.1, there shall be no liability on the part of any party hereto or any of their respective officers or directors hereunder.

                                   ARTICLE 6

                                INDEMNIFICATION
                                ---------------

6.1 INDEMNIFICATION. ERC shall, until the expiration of the applicable statute of limitations, indemnify Investor and its Affiliates and each director, officer, employee, advisor and agent of investor and its Affiliates (collectively, the "Investor Indemnified Parties") against, and hold Investor Indemnified Parties harmless from, all losses, claims, damages, liabilities, costs (including the costs of attorneys' fees) and expenses relating to or in connection with any third party claim or suit and including any and all attorneys' fees and expenses and costs of investigation and litigation incurred in enforcing this Section 6.1 (collectively, "Investor Losses"), arising out of or related to (i) a breach by ERC of any agreement, covenant, representation or warranty contained in this Agreement, or (ii) any untrue or alleged untrue statement of a material fact contained in any ERC SEC Filings, the Disclosure Schedule or any other instruments, agreement, statement, schedule or document, or the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, whether or not the transactions contemplated by this Agreement are consummated, and whether or not an investigation or proceeding requires the participation of, or is commenced or filed against, Investor because of this Agreement or the transactions contemplated hereby or thereby, provided, however, that ERC shall not be liable in any such case set forth in clause (ii) to the extent but only to the extent that any Investor Loss arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with investor information furnished by Investor expressly for use in such ERC SEC Filings or any other instruments, agreements, statements, schedules or documents, if any.

      ERC agrees to reimburse Investor Indemnified Parties promptly for all such Investor Losses as they are incurred by Investor Indemnified Parties, including in connection with the investigation of, preparation for, or defense of, any pending or threatened claim, whether or not such claim, action or proceeding is initiated or brought by or on behalf of ERC. The obligations of ERC under this
Section 6.1 shall survive the repurchase or redemption of the ERC Shares, any transfer of the ERC Shares by Investor and the termination of this Agreement.

6.2 INDEMNIFICATION. Investor ("Stockholder Indemnitor") shall, until the expiration of the applicable statute of limitations, indemnify ERC, and its Subsidiaries and each director, officer, employee, advisor and agent of ERC and its respective Subsidiaries (collectively, the "ERC Indemnified Parties") against, and hold ERC Indemnified Parties harmless from, all losses, claims, damages, liabilities, costs (including the costs of attorneys' fees) and expenses relating to or in connection with any third party claim or suit and including any and all attorneys' fees and expenses and costs of investigation and litigation incurred in enforcing this
      Section 6.2 (collectively, "ERC Losses"), arising out of or related to (i) a breach by Investor of any agreement, covenant, representation or warranty contained in this Agreement, or (ii) any untrue or alleged untrue statement of a material fact contained in this Agreement, or any other instruments, agreement, statement, schedule or document, or the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, whether or not the transactions contemplated by this Agreement are consummated, and whether or not an investigation or proceeding requires the participation of, or is commenced or filed against, ERC because of this Agreement, or the transactions contemplated hereby or thereby, in each such case set forth in clause (ii) to the extent but only to the extent that any ERC Loss arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with investor information furnished by such Stockholder Indemnitor expressly for use in any instrument, agreement, statement, schedule or document.

      Stockholder Indemnitor agrees to reimburse ERC Indemnified Parties promptly for all such ERC Losses as they are incurred by ERC Indemnified Parties, including in connection with the investigation of, preparation for, or defense of, any pending or threatened claim, whether or not such claim, action or proceeding is initiated or brought by or on behalf of ERC. The obligations of Stockholder Indemnitor under this Section 6.2 shall survive the repurchase or redemption of the ERC Shares, any transfer of the ERC Shares by Investor and the termination of this Agreement.

                                   ARTICLE 7

                                 MISCELLANEOUS
                                 -------------

7.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

7.2 SURVIVAL. None of the representations and warranties made herein shall survive the earlier of the termination of this Agreement in accordance with its terms and the Closing Date.

7.3 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. No party hereto shall assign any of its rights, interests or obligations hereunder without the prior written consent of the other parties, except that Investor may assign its rights, interests and obligations hereunder to a wholly-owned, direct or indirect, Subsidiary provided that Investor remains primarily liable for all of the obligations of Investor hereunder.

7.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the Registration Rights Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated except by a written instrument signed by each party hereto.

7.5 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, or by express courier, or delivered either by hand or by messenger or by telecopy (and confirmed by one of the foregoing methods), addressed as follows:

        To Investor, at:

        John Wood Group PLC
        John Wood House
        Greenwell Road, East Tullos
        Aberdeen AB1 4AX
        Scotland
        Telecopy No.: 011-44-1-224-871997
        Attention: Hugh Fraser, Esq.

        With a copy to:

        Haynes and Boone, L.L.P.
        1000 Louisiana, Suite 4300
        Houston, Texas 77002-5012
        Telecopy No.: (713) 547-2600
        Attention: Arthur M. Nathan, Esq.

        To ERC, at:

        16920 Park Row
        Houston, Texas 77084
        Telecopy No.: (713) 398-8086
        Attention: Mr. Wendell R. Brooks

        with a copy to:

        Akin, Gump, Strauss, Hauer & Feld, L.L.P.
        711 Louisiana, Suite 1900 South Tower
        Houston, Texas 77002
        Telecopy No.: (713) 236-0822
        Attn: Rick L. Burdick, Esq.

or at such other address as any party shall have furnished to the other parties in writing.

7.6 SEPARABILITY. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.7 PUBLICITY. So long as this Agreement is in effect, except as may be required by applicable law or requirements or applicable SEC or NASDAQ requirements, neither of the parties shall, nor shall it permit any of its respective Subsidiaries, employees, agents, or affiliates to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

7.8 EXPENSES. ERC shall pay all of the expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby.

7.9 TITLES AND GENDER. The titles of the Sections and Subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Whenever used herein, the singular member includes the plural, the plural includes the singular, and the use of either gender shall include both genders.

7.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

7.11 DEFINITIONS. Capitalized terms used in this Agreement shall have the following meanings:

      (a) "Affiliate" means, with respect to any person, any other person directly or indirectly Controlling, Controlled by, or under common Control with such person. "Control" (including, with correlative meanings, the terms "Controlled by" and "under common Control with") as used with respect to any person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by contract or otherwise.

      (b)  "Closing" has the meaning set forth in Section 1.3.

      (c)  "Closing Date" has the meaning set forth in Section 1.3.

      (d) "Disclosure Schedule" means the Disclosure Schedule dated the date hereof and delivered by ERC to Investor concurrently herewith.

      (e)  "ERC" means ERC Industries, Inc., a Delaware corporation.

      (f) "ERC Common Stock" has the meaning set forth in the Preamble to this Agreement.

      (g)  "ERC Loss" has the meaning set forth in Section 6.2.

      (h)  "ERC SEC Reports" has the meaning set forth in Section 3.8.

      (i)  "ERC Shares" has the meaning set forth in Section 1.1(a).

      (j)  "ERC Stock Purchase Price" has the meaning set forth in Section
           1.2(a).

      (k)  "Exchange Act" has the meaning set forth in Section 3.8.

      (l) "Government Entity" means any court, administrative agency or commission or government or governmental authority or instrumentality.

      (m) "Investor" means John Wood Group PLC, a United Kingdom company registered in Scotland.

      (n)  "Investor Indemnified Parties" has the meaning set forth in Section
           6.1.

      (o)  "Investor Losses" has the meaning set forth in Section 6.1.

      (p) "Lien" means any lien, mortgage, charge, encumbrance, security interest, claim or option of any nature.

      (q)  "Responsible Officer" means any one of Wendell R. Brooks or James
           Klima.

      (r)  "Stockholder Indemnitor" has the meaning set forth in Section 6.2.

      (s) "Subsidiary" of any corporation means a business entity fifty percent or more of whose voting securities or similar economic interests are owned directly or indirectly by such corporation.

7.12  JURISDICTION; CONSENT TO SERVICE OF PROCESS; NO JURY TRIAL.

      (a) Except as provided in the next paragraph, the parties hereto agree that all disputes between them arising out of, connected with, related to, or incidental to the relationship established between them pursuant to this Agreement, and whether arising in contract, tort, equity, or otherwise, shall be resolved only by state or federal courts located in Houston, Texas, but the parties hereto acknowledge that any appeals from those courts may have to be heard by a court located outside of Houston, Texas. Each of the parties hereto waives in all disputes any objection that it may have to the location of the court considering the dispute including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens.

      (b) Each of the parties hereto agrees that the other party to this Agreement shall have the right, to the extent permitted by applicable law, to proceed against it or its property in a court in any location reasonably selected in good faith to enable such other parties to realize on such property, or to enforce a judgment or other court order entered in favor of any such other party. Each of the parties hereto waives any objection that it may have to the location of the court in which any other party to this Agreement has commenced a proceeding described in this paragraph including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens.

      (c) The parties hereto each waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise arising out of, connected with, related to or incidental to the relationship established between them pursuant to this Agreement. Instead, any disputes resolved in court will be resolved in a bench trial without a jury.


      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

                                        ERC INDUSTRIES, INC.


                                        By: /s/ Wendell Brooks, President
                                            -----------------------------

                                        JOHN WOOD GROUP PLC


                                        By: /s/ J. Derek P. Jones, Director
                                            -------------------------------

                                      -16-